CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of the
Infinity Core Alternative Fund:

We consent to the use in the Registration Statement on Form N-2 of our report, dated June 1, 2015, relating to the financial statements of Infinity Core Alternative Fund, appearing in this Registration Statement, and to the references to our firm under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm; Legal Counsel" in the Prospectus and "Independent Registered Public Accounting Firm; Legal Counsel" in the Statement of Additional Information.

/s/ KPMG LLP

Roseland, New Jersey

July 24, 2015